Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON PRICES $1 BILLION OFFERING OF 5.25% SENIOR NOTES

BOISE, Idaho, January 29, 2015 — Micron Technology, Inc., (NASDAQ: MU) today announced the pricing of an offering of $1 billion aggregate principal amount of its 5.25% senior notes due 2023 (the “Notes”).  The Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The sale of the Notes is expected to close on February 3, 2015, subject to the satisfaction of customary closing conditions. Interest on the Notes will accrue at a rate of 5.25% per year, and will be payable in cash semi-annually in arrears, beginning on August 1, 2015.

The Notes will mature on August 1, 2023, unless earlier repurchased or redeemed.  Holders may require Micron to repurchase their Notes upon the occurrence of certain change of control events at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any.

Prior to February 1, 2018, Micron may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium and accrued and unpaid interest, if any. On or after February 1, 2018, Micron may redeem the Notes, in whole or in part, at specified prices that decline over time, plus accrued and unpaid interest, if any.  In addition, Micron may use the net cash proceeds of one or more equity offerings to redeem up to 35% of the aggregate principal amount of the Notes prior to February 1, 2018 at a price equal to 105.25% of the principal amount thereof plus accrued and unpaid interest, if any.

Micron intends to use the net proceeds from this offering for the retirement or repurchase of convertible notes and debt and general corporate purposes.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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